Exhibit h(16)
AMENDMENT
To Transfer Agency and Service Agreement
Between
Homestead Funds, Inc.
And
National Financial Data Services, Inc.
This Amendment is made as of this 10th day of August 2007 between Homestead Funds, Inc. (the “Fund”) and National Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of September 4, 2000 (the “Agreement”) the parties desire to amend the Agreement as set forth herein.
NOW THEREFORE, the parties agree as follows:
1. Term. The parties hereby extend the current Term (March 4, 2007 through March 3, 2008) to September 30, 2008, after which each successive one year term will begin on October 1, 2008 unless specified otherwise by the parties;
2. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and
3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HOMESTEAD FUNDS, INC.		NATIONAL FINANCIAL DATA SERVICES, INC.

By:	/s/ Peter Morris	By:	/s/ Randall K. Linscott
Name:	Peter Morris		Randall K. Linscott, Division Vice President
Title:	President